Exhibit n.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 14, 2012, with respect to the consolidated financial statements of Trimaran Advisors, L.L.C. and affiliates as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows, and members’ equity for each of the three years ended December 31, 2011, contained in the Registration Statement and Prospectus of KCAP Financial, Inc., as amended (File No. 333-185559, effective February 4, 2013). We hereby consent to the incorporation by reference of said report in the Registration Statement and Prospectus of KCAP Financial, Inc.

/s/ GRANT THORNTON LLP

New York, New York

February 5, 2013